FOURTH AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This third amendment (the “Amendment”) to the Transfer Agency and Service Agreement dated as of June 6, 2018, as amended (the “Agreement”), by and between SIX CIRCLES TRUST (the “Trust”) and DST ASSET MANAGER SOLUTIONS, INC. (the “DST AMS”), is entered into as of June 18, 2024 (the “Effective Date”).

WHEREAS, the Trust and DSTAMS (the “Parties”) desire to amend Schedule A of the Agreement to reflect the addition of the Six Circles Multi-Strategy Fund (hereinafter the “Multi-Strategy Fund”); and

WHEREAS, pursuant to Section 15.1 of the Agreement all amendments are required to be in writing and signed by the parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto to reflect the addition of the Multi-Strategy Fund.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SIX CIRCLES TRUST		DST ASSET MANAGER SOLUTIONS, INC.

By:		By:
	Name:		Name:
	Title:		Title: